Exhibit 10.1

COMMERCIAL SUPPLY AGREEMENT

THIS COMMERCIAL SUPPLY AGREEMENT (this “Agreement”) is entered into effective as of January 1, 2006 (the “Effective Date”), by and between AU Optronics Corporation (“AU Optronics”), an entity incorporated under the laws of the Taiwan and having a place of business at 1 Li-Hsin Road 2, Hsinchu Science Park, Hsinchu, Taiwan, ROC, and Universal Display Corporation (“Universal Display”), an entity incorporated under the laws of the Commonwealth of Pennsylvania, U.S.A. and having a place of business at 375 Phillips Boulevard, Ewing, New Jersey 08618, U.S.A.

BACKGROUND

WHEREAS, Universal Display makes and sells certain materials for use in organic light emitting devices; and

WHEREAS, AU Optronics desires to purchase these materials from Universal Display on the terms and conditions set forth herein.

NOW, THEREFORE, intending to be legally bound, AU Optronics and Universal Display agree as follows:

AGREEMENT

Article 1	Terms of Sale; Orders and Forecasts

1.1      General. Universal Display will sell to AU Optronics, and AU Optronics will purchase from Universal Display, such of the OLED materials currently offered for commercial sale by Universal Display and specified on Exhibit A hereto (the “Products”) as AU Optronics may order from time to time hereunder. Exhibit A shall be updated by the parties from time to time as AU Optronics desires other OLED materials that Universal Display is offering for commercial sale, or as Universal Display ceases offering to sell certain of the OLED materials currently being sold to AU Optronics hereunder. Universal Display shall provide AU Optronics with at least six (6) months’ prior written notice of its intention to discontinue offering for commercial sale any OLED material currently being sold to AU Optronics hereunder.

1.2      No Additional Terms. Unless otherwise expressly agreed to in writing, Universal Display’s sale and AU Optronics’s purchase of all Products hereunder shall be solely on the terms and conditions set forth herein. Each party accepts these terms and conditions and no inconsistent or additional terms or conditions of any purchase order, acceptance, shipping instructions or other document submitted by either party shall apply other than those specified in Section 1.3 below. All such other terms and conditions are hereby rejected and no separate notice of such rejection need be given by either party.

1.3      Purchase Orders. AU Optronics shall place written orders with Universal Display for the Products (“Orders”) at least three (3) months in advance of the requested shipment date.

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All Orders shall include (a) the date of the Order, (b) the identity and quantity of each Product ordered, (c) the requested date of shipment, and (d) the shipping destination.

1.4      Forecasts. AU Optronics shall provide Universal Display with rolling forecasts, on a calendar quarterly basis by the end of each quarter, of its expected requirements for each Product during the next twelve (12) months. These forecasts shall be non-binding.

1.5      Title and Risk of Loss. All Products shall be sold FCA (Incoterms 2000), Universal Display’s Product shipment facility in New Jersey, U.S.A. AU Optronics shall be responsible for all associated shipping and insurance charges, brokers’ fees and the like, all of which, if arranged by Universal Display on AU Optronics’s behalf, shall be separately stated on Universal Display’s invoices.

1.6      Shipping Dates. Universal Display will use reasonable best efforts to meet AU Optronics’s requests for specific shipment dates. Once shipping dates are confirmed by both parties in writing, Universal Display shall take responsibility to ship Products on time, subject to the remaining provisions of and limitations of liability in this Agreement. Partial deliveries shall be accepted and paid for by AU Optronics on the terms set forth herein. A late shipment penalty will be charged for confirmed orders and shipment dates if lateness in initiating the shipment is attributable to Universal Display’s negligence or willful misconduct, pending on the lateness that actually occurs, [The confidential material contained herein has been omitted and has been separately filed with the Commission.].

Article 2	Inspection and Acceptance

2.1      Qualification Testing by Universal Display. Universal Display will conduct qualification testing of each production lot of Product before shipping any Product from such lot to AU Optronics. Such qualification testing shall be designed to ensure that the Product conforms to its corresponding specifications as attached hereto or otherwise agreed to by the parties in writing (the “Product Specifications”). Universal Display will not ship Product to AU Optronics from any lot that does not meet the applicable Product Specifications. With each Product shipment, Universal Display will submit to AU Optronics a Certificate of Analysis indicating that such lot conforms to the applicable Product Specifications.

2.2      Acceptance Testing of Samples by AU Optronics.

2.2.1   At least one (1) month prior to the requested shipping date for any Product shipment, Universal Display will provide AU Optronics with a [The confidential material contained herein has been omitted and has been separately filed with the Commission.] test sample from the production lot(s) from which the Product will be supplied; provided, however, that no such sample shall be sent from production lot(s) for which AU Optronics has already received a test sample. [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

2.2.2   Within three (3) weeks following its receipt of a test sample as specified above, AU Optronics will conduct an acceptance test to confirm that the sample conforms to its

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corresponding Product Specifications. At the conclusion of such three (3) week period, AU Optronics will inform Universal Display in writing as to whether or not the test sample passed this acceptance test. Unless otherwise expressly agreed to by the parties, Universal Display shall fill all Orders using only Product from production lots for which AU Optronics has informed Universal Display in writing that the test sample has passed the acceptance test, such written notice not to be unreasonably withheld or delayed. AU Optronics understands and acknowledges that any delay in so informing Universal Display may result in a corresponding delay in the shipping date, since shipments may not be initiated until up to one (1) week after Universal Display receives AU Optronics’s written notice of acceptance, although Universal Display agrees to use reasonable best efforts to initiate such shipments within three (3) business days after receipt of said written notice.

2.2.3   If the test sample does not pass AU Optronics’s acceptance test, the parties shall promptly and in good faith discuss and attempt to determine why this has occurred and to implement procedures to prevent its recurrence. At the same time, Universal Display will in good faith endeavor to fill the Order in a timely manner by shipping to AU Optronics Product from one or more production lots for which the test samples have already passed AU Optronics’s acceptance test. Should there be insufficient material from such production lots for Universal Display to fill the Order, Universal Display will promptly provide AU Optronics with a test sample from one or more other production lots for which no test samples have previously been sent and the process above shall be repeated until sufficient material to fill the Order has been identified. Should this prevent Universal Display from filling the Order by the requested shipping date or within a reasonable period of time thereafter (said period not to exceed sixty (60) days), AU Optronics shall have the right to cancel the Order and exercise such other rights or remedies as may be available to it, subject to the express limitations set forth in this Agreement.

2.3      Shipping Inspection by Universal Display. Universal Display will conduct a final visual inspection of all Product before shipping such Product to AU Optronics. Universal Display will not ship to AU Optronics any Product that does not pass such visual inspection.

2.4      Receiving Inspection by AU Optronics. Upon receipt of each Product shipment, AU Optronics will visually inspect such shipment for any shortage or other visible defects. AU Optronics will provide Universal Display with written notice of any shortage or visible defects promptly following AU Optronics’s receipt of the shipment, which notice shall specify in reasonable detail the manner in which the shipment is short or defective. In the absence of Universal Display receiving written notification to the contrary within thirty (30) days following AU Optronics’s receipt of the shipment, AU Optronics shall be deemed to have accepted the shipment without reservation on the date of receipt. AU Optronics’s remedy and Universal Display’s responsibility with respect to any Product shipment that is identified by AU Optronics and confirmed by Universal Display to be short or otherwise defective shall be limited to Universal Display promptly making up the shortage or replacing the defective Product, all at no additional cost to AU Optronics except where the shortage or defect arises through no fault of Universal Display after risk of loss for the Product shipment has passed to AU Optronics. In the event is determined to have arisen after risk of loss has passed to AU Optronics, Universal Display will use commercially reasonable best efforts to assist AU Optronics in making any claims against the carrier with respect thereto.

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2.5      Other Procedures. The parties may agree on more detailed inspection, certification and testing procedures in order to supplement the foregoing provisions of this Article 2. All such procedures must be documented and signed by an authorized representative of each party before they shall become binding on them.

Article 3	Health and the Environment

3.1      Health and Safety. Universal Display will furnish AU Optronics with a Material Safety Data Sheet (an “MSDS”) for each Product where required by applicable law. AU Optronics shall use these MSDS’s to familiarize itself with any known hazards associated with the Products, their storage, handling and use, and the containers in which they are shipped. AU Optronics shall make available the MSDS for each Product to all those required by law to receive access to them. In addition, AU Optronics shall appropriately inform and train its employees and other personnel as to the hazards identified in the MSDS for each Product and any other hazards discovered by AU Optronics through its use of such Product.

3.2      Waste Management. AU Optronics shall properly manage and dispose of all wastes and/or residues resulting from its use of the Products in accordance with its corresponding MSDS and all applicable laws and regulations.

Article 4	Intellectual Property Matters

4.1      Permitted Uses of the Products. AU Optronics acknowledges that Universal Display is selling the Products to AU Optronics solely for use by AU Optronics to manufacture (but not have manufactured) sell and offer for sale active matrix flat panel OLED display modules on rigid glass substrates (“Permitted Displays”). Accordingly, AU Optronics may not sell or otherwise distribute the Products to any other person or entity, or use the Products, or permit or assist others to use the Products, for any other purposes. Subject to the foregoing, no rights are granted to AU Optronics under any patents or other intellectual property owned or controlled by Universal Display. For clarification, AU Optronics is not licensed under any of Universal Display’s top emission or other OLED patents, except those phosphorescence patents specifically implied in use of the Products purchased hereunder to make and sell Permitted Displays. Moreover, AU Optronics is not licensed to make or sell Permitted Displays incorporating third-party phosphorescent dopant materials. AU Optronics acknowledges that the pricing charged by Universal Display for Products sold under this Agreement is based on AU Optronics’s agreement to use such Products only for the manufacture of Permitted Displays, and that such pricing would not otherwise have been offered to AU Optronics.

4.1.1   Report of Infringing Activities. AU Optronics may file a report with Universal Display regarding any activities which AU Optronics reasonably believes may have infringed the intellectual property rights of Universal Display in any Products being supplied for the uses specified in the preceding paragraph. Upon receipt of such report, Universal Display shall determine in its discretion whether to take or launch appropriate investigations and seek protective measures within six (6) months. In the event that Universal Display does not take reasonable steps within the six (6) month period, AU Optronics may request to review and reduce the prices listed

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in Exhibit A hereto. In such case, the parties shall in good faith discuss AU Optronics’s request and implement any mutually agreed-upon change to the pricing by written amendment.

4.2      Third-Party Patents. AU Optronics understands that it may be required to obtain rights under one or more third-party patents in order to make and sell Permitted Displays, or to use chemicals other than the Products in such displays, and that AU Optronics shall be solely responsible for determining the rights it is required to obtain and for obtaining all such rights. AU Optronics may request reasonable assistance from Universal Display in ascertaining and obtaining rights to the same.

4.3      Analysis and Evaluation of the Products. AU Optronics shall not manufacture or reverse engineer the Products, or analyze the Products to determine their chemical compositions, structures or methods of manufacture, or for any other purposes not expressly approved in writing by Universal Display, nor shall AU Optronics knowingly permit or assist others to perform the foregoing activities. In addition, AU Optronics shall not publish or otherwise disclose to third parties any test results or other information or data regarding AU Optronics’s evaluation of the Products without Universal Display’s prior written consent not to be unreasonably withheld. The foregoing shall not restrict AU Optronics from conducting its standard and/or regular performance testing of Permitted Displays.

4.4      Technical Advice. AU Optronics is responsible for making its own inquiry and investigation into, and based thereon forming an independent judgment concerning, the Products and their suitability for the uses intended by AU Optronics. AU Optronics shall not assert any claim against Universal Display or hold Universal Display liable in any manner with respect to any information or designs furnished (or failed to be furnished) by Universal Display including, without limitation, technical advice or recommendations, whether or not accurate. Statements made by Universal Display concerning possible or suggested uses of the Products are not to be construed as recommendations for uses of such Products that would infringe the patent or other intellectual property rights of third parties, and Universal Display assumes no liability or responsibility for any such infringement.

4.5      Export Control. Each party shall comply with all obligations under applicable law to control access to technical data under the U.S. Export Laws and Regulations, or any foreign counterparts thereof, and shall adhere to such laws and regulations in handling and disclosing any technical information provided or received by it under this Agreement in relation to any Product.

4.6      Non-Assertion. During the term of this Agreement, and for so long as AU Optronics is in compliance with the terms and conditions of this Agreement, Universal Display will not assert against AU Optronics and its subsidiaries any patent licensed to, owned by, or transferred or assigned to Universal Display in connection with [The confidential material contained herein has been omitted and has been separately filed with the Commission.]. During the term of this Agreement, and for so long as Universal Display is in compliance with the terms and conditions of this Agreement, AU Optronics will not assert against Universal Display and its subsidiaries any patent licensed to, owned by, or transferred or assigned to AU Optronics in connection with [The confidential material contained herein has been omitted and has been separately filed with the Commission.].

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4.7      Future Discussion. In the event that both parties determine it is necessary for a party to take a license on the patents of the other party, both parties agree to discuss the terms and conditions of such license in good faith and on the principle of reasonableness and fairness, with a view towards market conditions and other relevant factors. Both parties acknowledge that the market conditions and other relevant factors relating to said license and the related products existing at the time of any such discussion may be materially different from those existing on the date hereof. Accordingly, any such discussion will not necessarily be based on the relevant pricing scheme as contemplated hereunder.

Article 5	Pricing and Payments

5.1      Product Pricing. Pricing for the Products during the term of this Agreement shall be as set forth in Exhibit A hereto. Thereafter, Universal Display and AU Optronics shall in good faith review and renegotiate such pricing on either party’s request on a semiannual basis. Any price change will not be effective unless confirmed by both parties in writing. Orders issued prior to any confirmed price change may be closed to cancel only under both parties’ written agreement.

5.2      Invoicing. Universal Display shall invoice AU Optronics for all Products at the time of shipment. All invoices are due and payable within [The confidential material contained herein has been omitted and has been separately filed with the Commission.]; provided, however, that AU Optronics may withhold payment for any shipment of Product that does not meet its corresponding Product Specifications until the shipment (or a replacement quantity of Product) is approved by AU Optronics or the matter is otherwise resolved to AU Optronics’s reasonable satisfaction. If AU Optronics fails or refuses to timely pay any amounts not then being disputed by AU Optronics in good faith, Universal Display may (a) require that AU Optronics pay for future shipments in advance or by letter of credit or other similar means, and/or (b) suspend delivery of further shipments of Products until AU Optronics pays such undisputed amounts in full. The foregoing shall not limit any other rights or remedies available to Universal Display for non-payment or late payment of amounts due hereunder.

5.3      Sales and Other Similar Taxes. Any U.S. sales, use or value-added taxes, other governmental charges, transfer fees or assessments based on the sale, shipment, export and/or use of the Products sold hereunder (other than taxes based upon Universal Display’s net income), whether imposed by any local, state or Federal government or taxing authority, [The confidential material contained herein has been omitted and has been separately filed with the Commission.]. To the extent Universal Display is responsible by law for the collection of such amounts, they shall be separately stated on Universal Display’s invoices for such Products and, upon collection, remitted by Universal Display to the appropriate taxing authority.

5.4      Payments. All amounts due to Universal Display hereunder shall be paid in U.S. Dollars by wire transfer to a bank designated by Universal Display in writing, or by such other means as the parties may agree in writing. Universal Display’s current wire instructions are as follows:

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[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

Each payment shall be fully earned when due and nonrefundable once made. All payments due hereunder shall be made without set-off, deduction or credit for any amount owed (or alleged to be owed) by Universal Display to AU Optronics or any of its affiliates. Universal Display may require AU Optronics to pay interest on any amounts not paid when due at a per annum rate equal to the Prime Rate as published in The Wall Street Journal on the date of payment plus [The confidential material contained herein has been omitted and has been separately filed with the Commission.].

5.5      Payment Authorization and Withholding Taxes. AU Optronics shall secure all authorizations required for payment of all amounts due to Universal Display hereunder and shall bear all transfer fees, taxes and other charges associated therewith. If necessary, the parties shall in good faith endeavor to file for and obtain an exemption from the withholding of any taxes on amounts payable to Universal Display hereunder; provided, however, that if AU Optronics is required to withhold such taxes from any amount payable hereunder, Universal Display will be responsible to such amount, and further provided that AU Optronics will assist to obtain the certificate of payment for Universal Display.

Article 6	Confidentiality

6.1      Obligations of Confidentiality and Non-Use. Each party (the “Recipient”) shall handle and maintain all Confidential Information of the other party in accordance with the following terms and conditions:

6.1.1   Recipient shall not publish, disclose or otherwise disseminate any Confidential Information of the other party, except to such of Recipient’s employees and agents who have a “need to know” it to accomplish the purposes of this Agreement, and then only if such persons previously have agreed in writing to handle and maintain such Confidential Information in accordance with the provisions of this Agreement or provisions substantially similar thereto. Disclosure or dissemination of Confidential Information of the other party to additional persons or entities requires the prior written approval of such other party.

6.1.2   Recipient shall maintain all Confidential Information of the other party in a safe and secure place with reasonable safeguards to prevent any unauthorized access to or disclosure of such Confidential Information. As used herein, “reasonable safeguards” means all safeguards that a reasonable person would take to protect the Confidential Information in question, which safeguards shall be no less than the safeguards Recipient takes to protect its own confidential or proprietary items of a similar nature.

6.1.3   Recipient shall not utilize, reproduce or otherwise exploit any Confidential Information of the other party, or permit or assist others to utilize, reproduce or otherwise exploit such Confidential Information, except as is reasonably necessary to accomplish the purposes of this Agreement.

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6.1.4   Promptly upon learning of any unauthorized use or disclosure of any Confidential Information of the other party, Recipient shall provide the other party with written notice thereof and take such other steps as are reasonably requested by the other party in order to limit the effects of such use or disclosure and/or prevent any further unauthorized use or disclosure of such Confidential Information.

6.1.5   Promptly upon the expiration or sooner termination of this Agreement, Recipient shall return to the other party, destroy and/or delete from Recipient’s records and computer systems all Confidential Information of the other party, including any copies or portions thereof, in Recipient’s possession or control; provided, however, that Recipient may retain one copy of documents incorporating Confidential Information for archival purposes only. Within thirty (30) days following the other party’s written request, Recipient shall provide the other party with a certificate of Recipient’s compliance with the foregoing requirements.

6.2      Definition of Confidential Information. As used herein, “Confidential Information” of a party means all trade secret, proprietary and confidential information, in written, oral or electronic form, relating to such party’s or its licensors’ or suppliers’ technologies, materials, research programs, operations and/or financial or business condition (including, without limitation, know-how, data, drawings, designs, specifications, formulations, processes, methods, equipment, software and pricing information) that is (a) disclosed in writing and marked as “Confidential”, “Proprietary” or with similar words at the time of disclosure; or (b) orally disclosed and identified as confidential or proprietary at the time of disclosure and confirmed as such in writing within thirty (30) days thereafter. Notwithstanding the foregoing, “Confidential Information” of a party shall not include any information that:

6.2.1    is approved by such party in writing for release by Recipient without restriction;

6.2.2   Recipient can demonstrate by written records was previously known to Recipient other than through a prior disclosure by such party or any third party with an obligation of confidentiality to such party;

6.2.3   is publicly known as of the date of this Agreement, or becomes public knowledge subsequent thereto, through no act or omission of Recipient or any third party receiving such information from or through Recipient;

6.2.4   is obtained by Recipient in good faith from a third party without the violation of any obligation of confidentiality to such party by either Recipient or the third party; or

6.2.5   is independently developed by or on behalf of Recipient without the benefit of such party’s Confidential Information, as shown by competent written records.

6.3      Disclosure Required by Law. This Agreement shall not restrict Recipient from disclosing any Confidential Information of the other party to the extent required by applicable law, or by the order of any court or government agency; provided, however, that Recipient shall afford the other party prompt notice of such law or order, so that the other party may interpose an

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objection to such disclosure or take whatever other actions the other party deems appropriate to protect such Confidential Information, and provided further that Recipient shall use all reasonable efforts to limit such disclosure to only that Confidential Information which is required to be disclosed and to ensure that the person or entity to whom such Confidential Information is disclosed agrees to keep it confidential.

6.4      Responsibility for Personnel. Recipient shall be responsible for the acts or omissions of any persons or entities receiving Confidential Information of the other party from or through Recipient to the extent such acts or omissions, if performed or not performed by Recipient, would constitute violations of this Agreement by Recipient.

6.5      Confidentiality of this Agreement. The terms of this Agreement and its existence shall be deemed Confidential Information of each party and treated as such by both parties. Notwithstanding the foregoing sentence, Universal Display shall be permitted to (1) file with the U.S. Securities and Exchange Commission a Current Report on Form 8-K in substantially the form attached hereto as Exhibit B; (2) issue a press release in substantially the form attached hereto as Exhibit C; and (3) release or publicly disclose such other information concerning this Agreement as may be required under applicable law, it being understood that no such release or public disclosure shall disclose any information about AU Optronics’s expected or intended product launch strategy, or whether any such products will utilize any Products sold to AU Optronics hereunder, without AU Optronics’s prior written consent. In addition, either party shall be free to release or publicly disclose or discuss any information concerning related products, which is or becomes public knowledge through no fault of that party.

Article 7	Representations and Warranties; Disclaimers and Limitations of Liability

7.1      Warranties by Both Parties. Each party represents and warrants to the other that such party has the right, power and authority to enter into this Agreement and to perform its obligations hereunder, and that such performance will not violate any other agreement or understanding by which such party is bound.

7.2      Further Product Warranty by Universal Display. Universal Display additionally represents and warrants to AU Optronics that all Products will comply with their corresponding Product Specifications for a period of six (6) months on and from the date of receipt by AU Optronics, provided that AU Optronics maintains the Products consistent with good general handling and storage practices and any supplemental instructions provided by Universal Display. All claims of any breach of the foregoing warranty must be provided to Universal Display in writing during the warranty period or they shall be deemed waived by AU Optronics. In the event of a breach of the foregoing warranty, Universal Display shall, at AU Optronics’s option (a) promptly replace any Products that are not in compliance with the warranty at Universal Display’s sole expense; or (b) accept return of such Products and reimburse all the fees that AU Optronics paid Universal Display on account thereof.

7.3      Further Infringement Warranty by Universal Display. Universal Display warrants to AU Optronics that, to the best of Universal Display’s knowledge and belief, the Products do not infringe the valid patent rights of any third party. If AU Optronics is unable to use any Product

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because the Product itself is held by a court of competent jurisdiction to infringe the patent or other intellectual property rights of any unaffiliated third party, Universal Display shall, accept return of any quantities of such Product no longer reasonably useful to AU Optronics on account thereof and reimburse all fees that AU Optronics paid Universal Display on account thereof. The foregoing shall be subject to and in addition to any indemnification obligation of Universal Display under Article 8 below.

7.4      Disclaimer of Additional Warranties. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF NON-INFRINGEMENT, VALIDITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED BY EACH PARTY. In particular, Universal Display makes no representations or warranties that AU Optronics will be able to make any specific use of the Products without obtaining additional license rights from third parties.

7.5      Limitation on Certain Damages. Except for the indemnification obligation of Universal Display under Article 8 below, in no event shall Universal Display’s liability for any breach or alleged breach of warranty exceed [The confidential material contained herein has been omitted and has been separately filed with the Commission.]. SUBJECT TO THE LAST SENTENCE OF SECTION 1.6 ABOVE AND EXCEPT AS OTHERWISE PROVIDED IN ARTICLE 8, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER, WHETHER AS A RESULT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING UNDER OR IN CONNECTION WITH A BREACH OR ALLEGED BREACH OF THIS AGREEMENT. The foregoing limitation shall not limit either party’s liability to the other party for any claims of bodily injury, or for claims of willful or knowing infringement of the other party’s patent or other intellectual property rights.

7.6      Essential Part of the Bargain. The parties acknowledge that the disclaimers and limitations of liability set forth in this Article 7 reflect a deliberate and bargained for allocation of risks between them are intended to be independent of any exclusive remedies available under this Agreement, including any failure of such remedies to achieve their essential purpose.

Article 8	Indemnification

8.1      Indemnity by Universal Display. In accordance with Section 8.2 below, Universal Display shall defend and/or settle any third-party claim or action brought against AU Optronics and/or its officers, directors, suppliers, direct or indirect customers, employees, agents and representatives (each, a “AU Optronics Indemnified Person”), to the extent such claim or action concerns [The confidential material contained herein has been omitted and has been separately filed with the Commission.]. In addition, Universal Display shall indemnify and hold harmless the AU Optronics Indemnified Persons from and against any damages, fees and expenses (including reasonable attorneys’ fees) payable by any of them to third parties in connection with such claim or action.

8.2      Indemnification Procedures. With respect to any claim or action for which indemnification may be sought from a party under this Article 8, the person or entity seeking

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indemnification (the “Claimant”) shall promptly notify the indemnifying party in writing, specifying the nature of the claim or action and, to the extent known, the total monetary amount sought or other such relief as is sought therein. The Claimant shall reasonably cooperate with the indemnifying party, at the indemnifying party’s expense, in connection with the defense and/or settlement of the claim or action. The Claimant shall have the right to employ separate counsel to provide input into the defense, and such separate counsel shall be at the Claimant’s own cost unless (i) the employment of such counsel has been specifically authorized by the indemnifying party in writing; (ii) the Claimant shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is advisable for the Claimant to employ separate counsel; (iii) the indemnifying party has failed to assume the defense of such claim or action in a reasonably prompt manner; provided, however, that the indemnifying party shall not, in connection with any one such claim or action or separate but substantially similar or related claims or actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys; or (iv) if there is a conflict that arises between the interests of Universal Display, the indemnifying party, and AU Optronics, then Claimant may retain its own counsel and the indemnifying party has to pay the cost. The indemnifying party shall keep the Claimant reasonably informed of the progress of its defense and settlement of the claim or action. The indemnifying party shall not settle the claim or action on the Claimant’s behalf without first obtaining the Claimant’s written approval, which approval shall not be unreasonably withheld or delayed. The Claimant may settle any claim or action for which indemnification is sought hereunder, but the indemnifying party will not be responsible for any such settlement unless it shall have approved the settlement, in writing and in advance, which approval shall not be unreasonably withheld or delayed. Except as may be required by law, each party agrees not to publicize any settlement without first obtaining the other party’s written permission.

Article 9	Term and Termination

9.1      Term. Unless otherwise extended by mutual written agreement of the parties, the term of this Agreement shall commence on the Effective Date and shall continue until the sooner of June 30, 2007 or the date on which this Agreement is terminated as permitted hereunder.

9.2      Termination for Breach. Either party may terminate this Agreement on written notice to the other party if the other party materially breaches any of its obligations under this Agreement and fails to cure such breach within thirty (30) days following written notice thereof by the terminating party.

9.3      Other Termination. Either party may terminate this Agreement on written notice to the other party if the other party permanently ceases conducting business in the normal course, becomes insolvent or is adjudicated bankrupt, makes a general assignment for the benefit of its creditors, admits in writing its inability to pay its debts as they become due, permits the appointment of a receiver for its business or assets, or initiates or becomes the subject of any bankruptcy or insolvency proceedings which proceedings, if initiated involuntarily, are not dismissed with sixty (60) days thereafter. In addition, either party may terminate this Agreement on written notice to the other party in the event such other party is acquired by or merges into or

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with a third party and, in the case of a merger, such other party does not remain in control of the surviving entity; provided, however, that such notice of termination must be given within sixty (60) days following such party’s receipt of notice of such merger or acquisition.

9.4      Survival. The following provisions of this Agreement shall survive the expiration or earlier termination of this Agreement: Articles 4 through 10; any payment obligations of AU Optronics with respect to Products received or for which Orders have been placed prior to the date of such expiration or earlier termination; and any other provisions necessary to interpret the respective rights and obligations of the parties hereunder.

Article 10	Miscellaneous

10.1    Independent Contractors. This Agreement is not intended by the parties to constitute, create, give effect to, or otherwise recognize a joint venture, partnership, or formal business organization of any kind. Each party hereto shall act as an independent contractor, and neither shall act as an agent of the other for any purpose. Neither party has the authority to assume or create any obligation, express or implied, on behalf of the other.

10.2    Force Majeure. Neither party shall be in breach of this Agreement for any failure of performance caused by an event beyond its reasonable control and not due to its fault or negligence. In the event that such a force majeure event occurs, the party unable to perform shall promptly notify the other party of such non-performance and its expected duration. In addition, such party shall in good faith maintain such partial performance of this Agreement as is reasonably possible, shall use all reasonable efforts to overcome the cause of nonperformance and shall resume full performance as soon as is reasonably possible.

10.3    Non-Assignment. This Agreement and the rights and obligations of the parties hereunder shall not be assigned or transferred by either party without the prior written consent of the other party, except that either party may assign or transfer this Agreement, in its entirety, to a successor in interest to all or substantially all of such party’s business to which this Agreement relates, whether by merger, acquisition or otherwise, subject in any such case to the other party’s right of termination under Section 9.3 above. Notwithstanding the foregoing, AU Optronics may not assign or transfer this Agreement to a third party with whom Universal Display is then-engaged in litigation or other formal adversarial or dispute resolution proceedings respecting the Products. Any assignment or transfer of this Agreement by AU Optronics to a third party with whom Universal Display has entered into a similar purchase agreement, or by such a third party of its similar purchase agreement to AU Optronics, whether by merger, operation of law or otherwise, shall not work to reduce the payment or other obligations of AU Optronics under this Agreement or of such third party under its similar supply agreement, unless otherwise expressly agreed by Universal Display in writing. Nothing herein shall confer any rights upon any person other than the parties hereto and their respective successors and permitted assigns.

10.4    Equitable Relief. In the event of a party’s actual or reasonably anticipated use of the other party’s proprietary materials (including, in the case of Universal Display, the Products) in an unauthorized manner, infringement of the other party’s patents, or breach of the provisions of Article 6 respecting Confidential Information of the other party, such other party shall be entitled

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to injunctive or other equitable relief restraining such activity, without the necessity of proving actual damages or posting any bond or other security. Such relief shall be in addition to, and not in lieu of, any other remedies that may be available, at law or equity, including, without limitation, an action for the recovery of damages.

10.5    Choice of Law; Dispute Resolution. This Agreement and the relationship of the parties hereunder shall be interpreted and governed in accordance with the federal laws of the United States of America and the laws of the State of California, U.S.A., without regard to any principles respecting conflicts of law. AU Optronics and Universal Display will attempt in good faith to resolve all disputes under this Agreement by mutual agreement before initiating arbitration as described below. To this end, either party may request that each party designate an officer or other management employee with authority to bind the party to meet to resolve the dispute. During their discussions, each party will honor the other’s reasonable requests for non-privileged and relevant information. Should efforts to reach mutual agreement fail as set forth above, then the parties agree that all disputes arising out of, relating to, or in connection with this Agreement, but excluding any such disputes pertaining to breaches of confidentiality, the infringement of patents or other intellectual property rights, or the unauthorized use of Products, will be resolved by binding arbitration and the place of arbitration will be California, U.S.A. in accordance with the Commercial Dispute Resolution Procedures of the American Arbitration Association (“Rules”) and will be heard by three (3) arbitrators appointed under the Rules (“Arbitral Tribunal”). Any award of the Arbitral Tribunal must be rendered in writing, must state the grounds on which it was based and will be final and binding on the parties hereto. The administrative costs and fees of arbitration will as an initial matter be borne by the initiating party and would be compensated by the disfavored party. If the arbitration is settled, such costs and fees will be borne equally. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement. Nothing herein shall prevent either party from seeking or obtaining temporary or permanent injunctive relief of any nature at any time.

10.6    Notices. All notices and other communications under this Agreement shall be in writing and hand delivered or sent by facsimile or e-mail transmission with confirmation of receipt, commercial overnight courier with written verification of receipt, or certified or registered mail, postage prepaid and return receipt requested; provided, however, that all notices concerning any dispute or any alleged breach or termination of this Agreement, in whole or in part, must be sent by overnight courier or certified or registered mail. Such notices and other communications shall be effective when received if hand delivered, when sent if sent by confirmed facsimile or e-mail transmission, on the next business day of the recipient when sent by overnight courier, or five (5) business days after deposit in the mail when sent by certified or registered mail. All notices and other communications shall be directed to the parties at their respective addresses as set forth below, or to such other address(es) as either party shall provide to the other in a notice given in accordance herewith.

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All Orders and any other notices respecting the Products, to:

Universal Display Corporation	AU Optronics Corporation
375 Phillips Boulevard	1, Li Hsin 2 Rd., Science Park,
Ewing, New Jersey 08618	300, Hsinchu, Taiwan
Attn: Janice Mahon	Attn: Mr. Kuang Pei Chu
Fax No.: (609) 671-0995	Fax No.: +886-3-577-9818
Tel No.: (609) 671-0980 x206	Tel No.: +886-3-500-8800, ext. 1823
E-mail: jkmahon@universaldisplay.com	E-mail: KuangPeiChu@auo.com

All other notices and communications:

[same as above]	[same as above]
Attn: Steven V. Abramson	Attn: CT Liu
Fax No.: (609) 671-0995	Fax No.: +886-3-567-9074
Tel No.: (609) 671-0980 x207	Tel No.: +886-3-500-8800, ext. 7222
E-mail: abramson@universaldisplay.com	E-mail: CTLiu@auo.com

10.7    No Waivers. The failure of either party to assert any right hereunder, or to insist upon compliance with any term or condition herein, will not constitute a waiver of that right or excuse any subsequent nonperformance of any such term or condition, or of any other term or condition, by the other party.

10.8    Severability. In view of the possibility that one or more of the provisions of this Agreement may subsequently be declared invalid or unenforceable by court or administrative decision, the parties hereto agree that invalidity or unenforceability of any of the provisions shall not in any way affect the validity or enforceability of any other provisions of this Agreement, except where the invalidated or unenforceable provisions comprise an integral part of, or are otherwise clearly inseparable from, such other provisions.

10.9    Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parities with respect to the subject matter hereof and supersedes, cancels and annuls all prior or contemporaneous negotiations or communications between the parties with respect thereto. No modification of or addition to this Agreement shall be effective unless it is in writing and signed by an authorized representative of each of the parties hereto.

10.10  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives:

IN WITNESS WHEREOF, the Parties, by their duly appointed officers, have entered into this Agreement on the Effective Date.

AU Optronics Corporation		Universal Display Corporation
By:	/s/ HB Chen	By:	/s/ Sidney Rosenblatt

Name:	HB Chen	Name:	Sidney Rosenblatt

Title:	President	Title:	Executive Vice President

Date:	Feb. 20, 2006	Date:	Feb. 20, 2006

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Exhibit A

Products and Product Pricing

[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

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Exhibit B

Draft Current Report on Form 8-K

Relevant text of the Form 8-K as follows:

Item 1.01 Entry into a Material Definitive Agreement.

On February XX, 2006, the Registrant entered into a Commercial Supply Agreement with AU Optronics Corporation. Under the terms of that agreement, the Registrant agreed to supply said company with the Registrant’s proprietary phosphorescent OLED material for use in an active matrix OLED product. The Registrant will recognize both commercial chemical sales and license fee income from its supply of this material to said company. The term of the agreement runs from January 1, 2006 through June 30, 2007.

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Exhibit C

Draft Press Release

Relevant text of the Press Release as follows:

UNIVERSAL DISPLAY CORPORATION SIGNS AGREEMENT TO PROVIDE PHOLED™ MATERIAL TO A LEADING DISPLAY MANUFACTURER

Ewing, New Jersey, February XX, 2006 – Universal Display Corporation (NASDAQ: PANL), the Company that’s lighting the way in developing and commercializing OLED technology for flat panel displays, lighting and other opto-electronics with its proprietary PHOLED™ phosphorescent OLED technology, announced today that the Company has entered into an agreement with a leading display manufacturer, to supply the Company’s proprietary PHOLED™ phosphorescent OLED material for use in an active matrix OLED product.

Universal Display’s proprietary PHOLED technology offers up to four times higher efficiency than conventional OLED technology – a feature that is very important for today’s battery-operated cell phones and other portable devices, as well as for tomorrow’s large-area TVs and solid-state lighting products. Over the past few years, the Company has announced a series of record-breaking performance milestones for its red, green and blue PHOLED systems. The Company’s PHOLED materials, manufactured by PPG Industries exclusively for Universal Display, are currently being evaluated and used in commercial production by a number of electronics manufacturers.

Steven V. Abramson, President and Chief Operating Officer of Universal Display, stated, “We are very pleased to enter into this agreement for the purchase of our proprietary PHOLED™ material for use in an active matrix OLED product. We have been working toward this for a number of years and consider this an important milestone for the growth of our business and the emerging OLED industry.”

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